, 2003

ICON plc
South County Business Park
Leopardstown

Dublin 18
Ireland

                                                  Re:  ICON PLC
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Ladies and Gentlemen:

             We have acted as special United States counsel to ICON plc, a public limited company established under the laws of Ireland (the "Company"), and Dr. John Climax and Dr. Ronan Lambe (the "Selling Shareholders") in connection with the offering (the "Offering") of 3,000,000 Ordinary Shares, nominal value (euro) 0.06 per Ordinary Share (the "Firm Shares"), and 450,000 Ordinary Shares, nominal value (euro) 0.06 per Ordinary Share, that may be sold by the Selling Shareholders pursuant to the over-allotment option granted to the Underwriters (as defined below) (the "Optional Shares" and, together with the Firm Shares, the "Ordinary Shares") in the form of American Depositary Shares, each representing one Ordinary Share ("ADSs"). A Registration Statement on Form F-3 (333-102893) relating to the Offering was filed with the Securities and Exchange Commission (the "Commission") by the Company under the Securities Act of 1933, as amended (the "Securities Act" or the "1933 Act"), and, as amended
was declared effective by the Commission on [        ], 2003 (such registration
statement, as amended and in the form it became effective, the "Registration Statement"). This opinion is being furnished to you in connection with the Registration Statement.

             In connection with this opinion, we have examined such records of the Company and the Selling Shareholders as we have deemed material and the Registration Statement together with the Exhibits thereto, each as filed with the Commission. We have also examined certificates of public officials and directors and officers of the Company, as to factual matters as we have deemed necessary or appropriate for the purpose of this opinion, but have made no independent investigation regarding such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity



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to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

             Based upon the foregoing, we are of the opinion that:

                   (i) The Deposit Agreement has been duly executed and delivered by the Company to the extent that execution and delivery are governed by New York law and, assuming due authorization, execution and delivery of the Deposit Agreement by the Depositary and that each of the Depositary and the Company has full power, authority and legal right (under Irish law) to enter into and perform its obligations thereunder, constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and the statements set forth under the heading "Description of American Depositary Shares" in the Form 6-K/A filed by the Company with the Commission on March 7, 2003 (File No. 333-08704), insofar as such statements purport to summarize certain provisions of the Deposit Agreement, fairly summarize, in all material respects, such provisions.

                   (ii) Assuming the authority of the Depositary to execute the Deposit Agreement and issue the American Depositary Receipts (the "ADRs"), upon due issuance by the Depositary of the ADRs evidencing ADSs being delivered on the date hereof against the deposit of Shares to be deposited by the Company in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the person in whose name the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

                   (iii) The sale of the ADSs being delivered on the date hereof by the Company, the issue of the Shares represented by such ADSs, the deposit of the Shares being deposited by the Company with the Depositary against issuance of the ADRs with respect to such Shares to be delivered on the date hereof, the compliance by the Company with all the provisions of the Underwriting Agreements and the Deposit Agreement and the consummation of the transactions contemplated thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (A) any existing applicable statutory law, order, rule or regulation of any federal court or governmental agency or body in the United States or the State of New York having jurisdiction over the Company or any of its subsidiaries or any of their properties or (B) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to us to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except as such conflicts, breaches or defaults that individually or in the aggregate



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             would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                   (iv) No consents, approvals, authorizations, orders, registrations, notifications, certificates, permits, licenses, clearances or qualifications of the United States or the State of New York is required for the issue of the Shares, the sale and delivery of the ADSs or the consummation by the Company and the Selling Shareholders of the transactions contemplated by the Underwriting Agreements and the Deposit Agreement, except the registration under the 1933 Act of the Shares and the ADSs, and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the ADSs by the Underwriters.

             We are admitted to practice law only in the State of New York, and accordingly, we express no opinion on the laws of any jurisdiction other than those of the State of New York and the federal laws of the United States.

             This opinion letter may not be relied upon, other than by A&L Goodbody for the purpose of the opinion to be given by them in connection with the Registration Statement, or distributed to any person other than you without our prior written consent. We hereby consent to the filing of this letter as
Exhibit 5.2 to the Registration Statement.

                                                       Very truly yours,